EXHIBIT 10.1
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(Carlyle-XV)




                    AGREEMENT OF PURCHASE AND SALE


                            BY AND BETWEEN


                     PROGRESS PARTNERS, AS SELLER


                                  AND


                    PARAMOUNT GROUP, INC., AS BUYER



                         Dated:  July 21, 1999







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                               AGREEMENT

                                  OF

                           PURCHASE AND SALE


     AGREEMENT OF PURCHASE AND SALE ("Agreement") made as of the 21st day of July, 1999, by and between Progress Partners, a New York general partnership ("Seller") and Paramount Group, Inc., a Delaware corporation ("Buyer").


                              WITNESSETH:
                              ----------


     1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated in this Section 1.

           1.1. "Assignment and Assumption of Leases, Rents and Security Deposits" means an assignment of the Leases and the Rents and security deposits thereunder, executed and acknowledged by Seller and Buyer, in the form of Exhibit A.

           1.2. "Assignment and Assumption of Service Contracts" means an assignment of the Service Contracts, executed and acknowledged by Seller and Buyer, in the form of Exhibit B.

           1.3. "Bill of Sale" means a bill of sale with respect to the Personal Property, executed by Seller in favor of Buyer, in the form of Exhibit C, it being understood that Seller makes no representation of warranty thereunder with respect to the Project Software.

           1.4. "Closing" means the accomplishment (or waiver by the party in whose favor each such activity runs) of each and every one of the activities described in Section 4.2 below.

           1.5. "Closing Date" means the date on which the Closing occurs as provided in Section 4.1.

           1.6. "Contract Period" means the period commencing upon the execution and delivery by both Buyer and Seller of this Agreement and ending upon the first to occur of the Closing or the termination of this Agreement.

           1.7. "Deed" means a bargain and sale deed without covenants against grantor's acts, executed and acknowledged by Seller in favor of Buyer.

           1.8. "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, contaminant levels, clean-up levels, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic or other materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic or other materials or wastes; all to the extent applicable to the Project or any operations conducted thereat.



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           1.9.  "Estoppel Certificates" means, collectively, estoppel certificates dated not more than 45 days prior to the Closing Date (plus the number of days the Closing Date is adjourned, if any, pursuant to
Section 4.1 below) executed by each of (i) Schulte Roth and Zabel, Zweig Advisors, Kroll & Associates, Spear Leeds, Gap and Third Straw (collectively, the "Major Tenants"), in the form attached hereto as Exhibit D-1A with respect to all of the Major Tenants except Schulte Roth and Zabel (provided that if any of the Leases for such Major Tenants prescribes the form or requirements of the estoppel certificate, then an estoppel certificate in conformity with the such form or requirements shall be an acceptable substitute for the form attached as Exhibit D-1A and shall be deemed an acceptable estoppel certificate hereunder) and with respect to Schulte Roth and Zabel, in the form attached hereto as Exhibit D-1B (provided that if the lease for such tenant prescribes the form or requirements of the estoppel certificate, then an estoppel certificate in conformity with the such form or requirements shall be an acceptable substitute for the form attached as Exhibit D-1B and shall be deemed an acceptable estoppel certificate hereunder); (ii) subject to clause (iii) below, Tenants occupying in the aggregate not less than eighty percent (80%) of the total rentable area of the Project less the rentable area occupied by the Major Tenants (collectively, the "Other Tenants"), in the form attached hereto as Exhibit D-2 (except that if any of the Leases for Other Tenants prescribes the form or requirements of the estoppel certificate, then an estoppel certificate in conformity with the such form or requirements shall be an acceptable substitute for the form attached as Exhibit D-2 and shall be deemed an acceptable estoppel certificate hereunder); and (iii) to the extent, if any, that estoppel certificates from the Other Tenants are not all obtained, a certificate of Seller, in the form of Exhibit D-3 attached hereto (the "Landlord Estoppel") with respect to each Other Tenant from whom Seller has not obtained an estoppel certificate. The Landlord Estoppel, if any, delivered hereunder and Seller's liability thereunder shall survive the Closing until the expiration of the Warranty Period as defined in and provided for in
Section 27 below or, on a Lease by Lease basis, the delivery of an estoppel certificate from the Other Tenant for which such Landlord Estoppel was substituted, whichever occurs first. For purposes of satisfying the 80% requirement set forth in the foregoing clause (ii), the Tenants shall conclusively be deemed to occupy the rentable area set forth opposite their names in Exhibit D-4 attached hereto. Seller agrees to deliver the appropriate form of Estoppel Certificate to each Tenant and to request execution of the same. No Estoppel Certificate shall be deemed obtained if it contains information materially inconsistent with the Rent Roll or Seller's representations and warranties made herein. To the extent Seller elects to send any of the Major Tenants or Other Tenants, an estoppel certificate in the form prescribed by, or in accordance with the requirements of, the lease for such tenant, Buyer shall promptly review the form of such estoppel certificate proposed by Seller, prior to Seller sending such form to such tenant, and promptly confirm whether it is consistent with the requirements of such lease.

           1.10. "Hazardous Materials" means any substance, material, waste, gas or particulate matter which (i) is regulated by the United States Government, the State of New York, any other state with jurisdiction, or any local governmental authority, or (ii) the exposure to, or manufacture, possession, presence, use generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or (iii) requires investigation or remediation under any Environmental Law or common law; provided, however, that solvents, paints, cleaning materials and any other substances commonly used in connection with the operation and/or maintenance of the Project shall not be included in the foregoing definition so long as such materials are used, stored and disposed of in accordance with Environmental Laws.



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           1.11. "Improvements" means all buildings and structures and all fixtures and equipment (including without limitation all of the following (other than the property of Tenants or of public or private utilities): plumbing, electrical, mechanical, elevator, communication, heating, air conditioning and ventilating components, lines and systems and boilers) and each and every other type of physical improvement located at, on or affixed to the Land to the full extent such items constitute or are or can or may be construed as realty under the laws of the State of New York.

           1.12. "Land" means all that certain land particularly described in Exhibit E which, together with the Improvements, is referred to herein as the "Property".

           1.13. "Leases" mean the leases with the tenants named in the Rent Roll, and all amendments and modifications thereof.

           1.14 "Lender's Title Policy" means a most current form ALTA loan policy of title insurance, dated the Closing Date and with liability in the amount not to exceed the amount of the mortgage loan made by Buyer's Lender, insuring Buyer's Lender, as first mortgagee, subject only to the Permitted Exceptions and printed exceptions in such policy.

           1.15. "Marked-Up Commitment" means an unconditional and irrevocable written commitment duly executed by the Title Insurer to issue the Title Policy and the Lender's Title Policy promptly after the Closing Date.

           1.16. "Permitted Exceptions" means those certain matters constituting exceptions to and/or encumbrances against the Land and Improvements, which matters are enumerated in Exhibit F, and such other matters as may be approved in writing by Buyer (or which are deemed Permitted Exceptions) pursuant to the express terms of this Agreement.

           1.17. "Personal Property" means the items of personal property used at the Project as set forth in Exhibit G attached hereto, together with all of Seller's rights, if any, to the name of the Land and Improvements. Personal Property also includes Seller's rights, if any, in software used exclusively for the Project and designed specifically for the Project, which software is herein referred to as the "Project Software".

           1.18. "Project" means the Land, the Improvements, Special Rights, if any, and the Personal Property, collectively, together with all appurtenances, rights and privileges pertaining thereto, including all of Seller's right, title and interest in and to the rights of way, streets, alleys, easements, strips or gores of land adjacent thereto.

           1.19. "Purchase Price" means the aggregate consideration, specified in Section 3 below, to be paid by Buyer for the Project.

           1.20. "Rent Roll" means the list of leases, tenants, security deposits, prepaid rents and arrearages, if any, attached as Exhibit H hereto.

           1.21. "Service Contracts" means those agreements and arrangements entered into by or on behalf of Seller pursuant to which goods, equipment, services (including, without limitation, any brokerage services rendered in connection with Leases), supplies or other items are furnished or to be furnished to the Property, set forth on Exhibit I hereto.

           1.22. "Special Rights" means, collectively, the rights of Seller, if any, under those agreements identified in the exhibit to Exhibit K.



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           1.23. "Survey" means a visual inspection of the Property and issuance of a re-certification of the existing survey of the Land (showing the Building located thereon) certified to Seller, Buyer, Buyer's Lender, as herein defined) and to the Title Insurer in a manner which will permit the issuance of the Title Policy. The Survey shall be prepared by a surveyor licensed or registered in New York.

           1.24. "Tenant" means the holder of any right to occupy or use all or any part of the Property pursuant to a Lease in effect as of the date of this Agreement.

           1.25. "Title Insurer" means New York Land Service ("NYLS"), as agent for one or more reputable nationally recognized title insurance companies providing title coverage in connection with this transaction, including without limitation Commonwealth Land Title Insurance Company ("Commonwealth") as a primary coverage insurer thereunder.

           1.26. "TIAA" means Teachers Insurance and Annuity Association of America, together with its successors and assigns.

           1.27. "TIAA Loan Documents" means the mortgage on the Land held by TIAA and the assignment of rents and leases related thereto, together with the note or other instrument evidencing the indebtedness secured thereby, but does not mean any other documents related to such mortgage, lien or indebtedness, including without limitation the existing escrow(s) or environmental indemnity.

           1.28. "Title Policy" means a most current form ALTA Owner's policy of title insurance, dated the Closing Date and with liability in the amount not to exceed the Purchase Price, insuring Buyer as owner of fee title to the Land and Improvements, subject only to the Permitted
Exceptions and printed exceptions in such policy.

           1.29. "Title Report" means a certificate of title or title report issued by the Title Insurer to Buyer with respect to the Property and which shall disclose, and shall have attached to it copies of all matters of record shown in such title report affecting the Property.

     2. Purchase and Sale. In consideration of the Purchase Price and subject to and in accordance with all terms and conditions and based upon all representations and warranties set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell Buyer, the Project.

     3. Purchase Price; Payment Thereof. The Purchase Price is One Hundred Seventy Two Million Dollars ($172,000,000), subject to prorations and adjustments provided herein and is payable by Buyer to Seller as follows:

                 (a) The sum of Five Million Dollars ($5,000,000) (the "Deposit") is payable by Buyer to Seller, and shall be delivered (which may be by check), upon the execution and delivery by all parties of this Agreement. The Deposit shall be held in escrow by Commonwealth (the "Escrow Agent") pursuant to the terms hereof and the terms of a separate joint order escrow agreement (the "Escrow Agreement") executed by Buyer, Seller and Escrow Agent. The Deposit (plus all interest accrued thereon, if any) shall be paid to Seller at Closing (as a part of and credited against the Purchase Price) or upon the termination of this Agreement, except that the Deposit (plus any such accrued interest) shall be refunded to Buyer if this Agreement is terminated by Buyer in accordance with the terms of this Agreement. The Deposit shall be invested solely in short-term United States Treasury securities or other insured, low-risk, short-term securities mutually agreed upon.



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                 (b)  Subject to subparagraph 3(c) below and any other
credits due Buyer, the balance of the Purchase Price is payable at the Closing by Buyer to Seller (or, to such parties as Seller may direct in writing, including, without limitation, the taxing authorities in payment of state and city real property transfer taxes, if any, and/or the Seller's Broker, if any, in payment of a brokerage commission, in each case, incurred in connection with the Closing), by wire transfer pursuant to instructions to be given to Buyer by Seller no later than two (2) days prior to Closing, or by other mutually agreeable transfer of immediately available funds.

                 (c)  Seller shall expend reasonable efforts to cause
TIAA to assign, in accordance with a written assignment substantially in the form attached as Exhibit J hereto and subject to such changes as TIAA may reasonably request and approved by Title Insurer (the "Assignment Document"), the TIAA Loan Documents at Closing to Buyer's lender providing acquisition financing for the Project ("Buyer's Lender") and to deliver to Buyer's Lender the original note(s) (or appropriate lost note affidavits to the extent approved by the Title Insurer in lieu of originals) evidencing a principal amount of not less than $86,000,000 of outstanding indebtedness in connection with the TIAA Loan Documents (and to deliver all other original TIAA Loan Documents, but only to the extent such others are in TIAA's possession or control), such original notes to be endorsed without recourse by TIAA in favor of Buyer's Lender, all in exchange for payment directed by Seller to TIAA at Closing of the outstanding principal amount of the indebtedness secured by the TIAA Loan Documents (the "Principal Balance") pursuant to TIAA's standard pay-off letter. Buyer shall cooperate with Seller in seeking to obtain the assignment and Seller hereby agrees to execute and deliver a so-called "275 Affidavit" in connection therewith. In the event the TIAA Loan Documents are assigned to Buyer's Lender in accordance with this subparagraph, then Buyer shall be entitled to a credit against the balance due under subparagraph 3(b) in the amount of all sums directed by Seller to be paid to TIAA. Buyer shall not be required to pay the costs, if any, charged or required by TIAA to effect such assignment, including, without limitation, any prepayment fees and attorneys' fees and disbursements. Following such assignment and pay-off, Seller shall not in any way be liable to Buyer or Buyer's Lender for any obligations and liabilities arising under or related in any way to the TIAA Loan Documents, and either (i) Buyer's Lender shall acknowledge in writing either concurrent with or prior to the assignment of the TIAA Loan Documents that Seller has no liability thereunder following such assignment, or (ii) the TIAA Loan Documents shall be expressly marked to ensure that Seller has no liability thereunder following such assignment, except for those obligations of Seller to TIAA (but not to any successors or assigns or other third parties) which survive repayment and satisfaction of the mortgage evidenced by the TIAA Loan Documents. Seller shall be under no obligation to make any covenants, representations or warranties to Buyer or TIAA relating to such assignment. If TIAA will not agree to assign the TIAA Loan Documents to Buyer's Lender in the manner provided for hereunder, or, notwithstanding anything herein to the contrary, Seller elects for any reason not to cause such assignment, Buyer shall be entitled to a credit (the "Mortgage Tax Credit") against the Purchase Price in the amount of $2,365,000; provided that Buyer shall not be entitled to the Mortgage Tax Credit if the primary reason TIAA will not agree to assign the TIAA Loan Documents is due to Buyer or Buyer's Lender failure to either execute customary documents relating to the mortgage assignment or accept the Assignment Document in the form attached, including, without limitation, conditioning Buyer's Lender's acceptance of the Assignment Document on the execution or delivery of any other agreement, undertaking, representation or warranty by TIAA, Seller or any other third party, except for the issuance of the Lender's Title Policy or Marked Up Commitment to Buyer's Lender at Closing.



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     4.    Closing Date; Closing.

           4.1. Closing Date. The Closing shall take place, at the offices of Willkie Farr & Gallagher, or, at Buyer's election, upon at least three (3) days notice to Seller, at the offices of Buyer's Lender or its counsel, in either case, at 10:00 a.m. on a date (the "Closing Date")
(a) which is after the expiration of the initial 30 day Due Diligence Period and before the sixtieth (60th) day following the expiration of such initial Due Diligence Period ("Closing Period"), regardless of whether Buyer has the right to, and elects to, extend such initial Due Diligence Period in accordance with Section 9 (d) below; such date to be selected by Buyer upon not less than fifteen (15) days prior written notice to Seller, provided that such date shall be a regular business day or (b) such other date as may be agreed upon in writing by Buyer and Seller. Buyer shall have the right to adjourn the Closing Date for good and sufficient cause by delivering written notice as required herein of such adjournment to Seller, which notice shall specify the adjourned date on which Closing shall occur and shall explain with reasonable specificity and detail such cause. Buyer shall be entitled to only one such adjournment. If Buyer gives such notice at least twenty-four (24) hours prior to the Closing Date, such adjournment may be up to but shall not to exceed five (5) business days and if Buyer gives such notice less than twenty-four hours prior to the Closing Date but prior to 12:00 p.m. on the Closing Date, such adjournment may be up to but shall not to exceed two (2) business day. Buyer agrees, notwithstanding the foregoing, that it has no right to request or require an adjournment of the Closing Date in order to effectuate the 1031 Exchange described in
Section 31 hereto. Seller shall have the right to adjourn the Closing Date for good and sufficient cause by delivering written notice as required herein of such adjournment to Buyer prior to Closing, which notice shall specify the adjourned date on which Closing shall occur and shall explain with reasonable specificity and detail such cause. Seller shall be entitled to only one such adjournment, subject to the proviso set forth in the next following sentence hereof. If Seller gives such notice at least twenty-four (24) hours prior to the Closing Date, such adjournment may be up to but shall not to exceed five (5) business days and if Seller gives such notice less than twenty-four hours prior to the Closing Date but prior to 12:00 p.m. on the Closing Date, such adjournment may be up to but shall not to exceed two (2) business days; provided that if the cause for adjournment, without limitation of any other, is because Seller is not prepared to deliver the Estoppel Certificates to be delivered to Buyer pursuant to subparagraph (k) of Section 4.2 below (and Buyer is not prepared to waive such delivery) or because TIAA has not yet agreed to assign the TIAA Loan Documents in accordance with this Agreement, then Seller shall be entitled to an additional five (5) business day adjournment to satisfy such matters. Notices of adjournments as provided in this
Section 4.1 may be delivered by facsimile transmission to the FAX numbers set forth in Section 14 below (and such notice shall be deemed given on the date set forth in Section 14 below).

           4.2. Closing. On the Closing Date, the following actions shall be taken, all of which will be deemed taken simultaneously and no one of which will be deemed completed until all have been completed:

                 (a) The Deed in recordable form, containing the covenant required by subsection 5 of Section 13 of the Lien Law of the State of New York, shall be delivered by Seller to Buyer.

                 (b) The Deposit and all interest thereon, if any, shall be paid by Escrow Agent to Seller and shall be credited against the Purchase Price.

                 (c) The balance of the Purchase Price shall be paid by Buyer to Seller in accordance with Section 3.



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                 (d)  The Assignment and Assumption of Leases, Rents and
Security Deposits shall be executed and delivered by Buyer and Seller.

                 (e) The Bill of Sale shall be executed by Seller and delivered to Buyer.

                 (f) The Title Policy and Lender's Title Policy or the Marked-Up Commitment shall be delivered to Buyer by the Title Insurer.

                 (g) The Assignment and Assumption of Service Contracts shall be executed and delivered by Buyer and Seller.

                 (h) An Assignment and Assumption of Special Rights shall be executed and delivered by Buyer and Seller in the form attached hereto as Exhibit K.

                 (i) Copies of all Leases and Service Contracts shall be delivered by Seller to Buyer. Seller shall also deliver the original executed counterparts of Leases and Service Contracts to the extent such counterparts are in its possession or control. To the extent that any Leases or Service Contracts have been canceled or terminated on or before the Closing Date (other than termination by expiration of time), Seller shall deliver evidence of such cancellation or termination to Buyer at Closing.

                 (j) An affidavit of Seller under FIRPTA, as required by the Internal Revenue Code of 1986, as amended, shall be delivered to Buyer.

                 (k) All returns, affidavits and questionnaires required in respect of the Transfer Taxes (as defined below) in connection with the Deed, if any, and checks drawn on the account of (or for the benefit of) the Seller in payment of such Transfer Taxes shall be delivered to the applicable taxing authorities. Buyer shall cooperate with Seller in connection with the foregoing.

                 (l) The Estoppel Certificates (and, if applicable, the Landlord's Estoppel(s)) shall be delivered to Buyer.

                 (m)  Intentionally Omitted.

                 (n) Originals of any letters of credit identified on the Rent Roll which are held by Seller as security deposits for the account of those Tenants listed on the Rent Roll, if such letters of credit in their present form (including amendments thereto) permit Buyer to exercise the rights of beneficiary thereunder without amendment of such letters of credit; provided, however, that as for those letters of credit that require amendment in order to enable Buyer to exercise the rights of beneficiary thereunder, copies thereof shall be delivered to Buyer at Closing and Seller and Buyer shall cooperate and expend commercially reasonable efforts to obtain such amendments after Closing, for the benefit of and delivery to Buyer. Should the issuer of any such letter of credit charge for such amendment, Seller shall pay all costs in connection therewith (up to an amount equal to one-half of one percent of the amount of each such letter of credit) and Buyer shall pay any amount charged in excess thereof.

                 (o) Any and all reasonable and customary documents and/or affidavits executed and delivered by Seller and/or Buyer required by the Title Insurer, except that (i) the affidavit of title shall be in the form attached hereto as Exhibit U executed and delivered by Seller to such Title Insurer, (ii) the certification by Seller regarding the fire access easement (which is the subject of the document recorded on November 13, 1984 in Reel 847, page 387) shall only state that, to the best of Seller's knowledge, such agreement is unmodified and in full force and effect, and
(iii) Seller shall not be required to make any representations and warranties other than as set forth herein, all in order that the Title Policy can be issued in the form required herein.



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                 (p)  An Assignment in favor of Buyer in the form
attached hereto as Exhibit K-1 of any unexpired warranties and guarantees in Seller's possession to the extent assignable, relating to the construction, operation and/or repair of the Project, together with original copies of any such warranties and guarantees in Seller's possession or control.

                 (q) Keys to all locks on the Project, except secured areas of Tenants to the extent such areas are permitted under Leases.

                 (r) Licenses and Permits, plans and specifications, technical manuals, all Tenant files and correspondence and any similar materials for the Project to the extent same have not been previously delivered to Buyer and to the extent in Seller's possession and control.

                 (s) A resolution of Seller authorizing a designated representative to execute and deliver on behalf of the Seller and/or its partners, the documents required pursuant to this Agreement and/or any other documents which Seller deems necessary to consummate the purchase and sale of the Project, together with an incumbency certificate identifying the position and the signature of such designated representative, together with such other documentation as may be reasonably required by the Title Insurer in order to evidence Seller's due authorization (except that Seller shall not be required to give any other evidence or documents relating to the ownership by the current partners of the Seller or other matters with respect to which Commonwealth has insured).

                 (t) All other items or amounts required by the terms of this Agreement to be delivered at Closing by a party.

                 (u) Letters in the form of Exhibit L attached hereto executed by Seller, addressed to each Tenant, shall be delivered to Buyer (and Buyer shall be responsible for delivering such letters to the Tenants and advising them of the change of ownership of the Project and directing the Tenants to pay to Buyer or Buyer's designee all rents payable under the respective Leases after the Closing).

                 (v) To the extent achieved pursuant to the terms hereof, an assignment of the TIAA Loan Documents pursuant to the Assignment Document.

                 (w) A Rent Roll that has been updated as of a date not more than five (5) days before the Closing Date shall be delivered to Buyer.

                 (x) All water, sewer and utility bills and copies of all operating statements relating to the Project, to the extent available and in Seller's possession, for the calendar year ending 12/31/98 and the period from 1/1/99 through the month prior to the month in which the Closing Date occurs shall be delivered to Buyer.

                 (y) An indemnification agreement in the form of Exhibit T attached hereto shall be executed by Buyer and Seller and delivered to Title Insurer, to be recorded against the Project.

     If the documents and other property to be delivered to Buyer under this Section 4.2 or elsewhere in this Agreement are located at the Project on the Closing Date and Seller gives Buyer a reasonable description of where such documents and other property are located, then such documents and other property shall be deemed to have been delivered to the Buyer for all purposes herein if such documents or other property are left by the Seller at the Project and Buyer has access thereto.



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     5.    Prorations; Closing Expenses; and Adjustments.

           5.1. Prorations. The following items are to be apportioned between Buyer and Seller as of 11:59 p.m. of the day before the Closing Date, except as otherwise set forth below:

                 (a) Rents and Charges. Basic rents, percentage rents and payments or reimbursements for taxes, utilities and operating expenses and all other charges or reimbursables as and when collected under the Leases including without limitation charges for any special services provided to any Tenant, overtime HVAC or special cleaning (collectively, the "Rents"); provided, however, that all Rents collected after the Closing under the Leases shall be applied, on a Lease by Lease basis and unless any Tenant specifies otherwise with respect to a payment, first, to satisfy obligations attributable to the payment period in which Closing occurs, second, in payment of Rents due and payable for the period after the Closing Date, and third, after Rents for all current periods have been satisfied in full, in payment of Rents in arrears for the periods prior to the payment period in which the Closing occurs. At Closing, Seller shall assign to Buyer all of its claims or causes of action against existing Tenants, if any, provided, however, that if any such Tenant files a counterclaim or initiates an action against Seller which is not covered by Buyer's indemnity provided for under Section 33 below, then Seller shall retain such claims or causes of action (or such claims or causes of action shall be reassigned to Seller) to the extent necessary for Seller to assert a complete setoff or other defense against such Tenant's counterclaim or other action. If at the time of Closing (as reflected in a schedule to be delivered by Seller at Closing of all amounts known to Seller as due and payable by any Tenant for the period prior to Closing but uncollected as of Closing, whether or not past due) or thereafter there are Rents owed by Tenants to Seller, then Buyer will make commercially reasonable efforts, without suit, to collect the same for the account of Seller and any such Rents, if received, shall have been received by Buyer for the account of Seller and will be remitted by Buyer to Seller within 15 days of receipt. If, however, Buyer, in its sole discretion, elects to sue any Tenant for Rents in arrears for periods after Closing, Buyer shall include in such suit (and, upon recovery, pay to Seller) amounts due Seller from such Tenant (net of any prior collections and payments to Seller) for periods prior to Closing and Seller shall be responsible for incremental legal fees and expenses, if any, reasonably incurred by Buyer's counsel in prosecuting such action on Seller's behalf at the same time it is prosecuting such action on Buyer's behalf. Notwithstanding the foregoing, as to any Rents due Seller which are unpaid as of the date which is 45 days after such Rents are due, at Seller's option upon written notice to Buyer, Seller may for its own account, take such action as it may deem advisable to recover such past due Rents including the exercise of all legal or equitable remedies (except that Seller may not exercise any right to terminate a Lease, evict a Tenant or attach any Rents that become due after Closing) and from and after the date Seller gives Buyer notice of the exercise of such right, that part of the Rents due Seller which Seller elects to collect shall be deemed reassigned to Seller without any further document or instrument, and Buyer shall be released from any further obligation to make any efforts to collect such amounts except to reasonably cooperate with Seller's collection efforts (and Seller further agrees promptly to deliver to Buyer copies of all correspondence and legal papers filed in connection with such recovery efforts by Seller). Subject to the foregoing, Buyer shall also provide Seller with a written report on a monthly basis setting forth the status of the billing and collection of the Rents attributable to all periods prior to Closing. Seller expressly agrees that if Seller receives any Rents directly from Tenants after the Closing Date, Seller shall remit same to Buyer (but only to the extent such Rents have not been reassigned to Seller as provided herein) within 15 days after receipt thereof and Buyer shall deliver to Seller the amount thereof, if any, to which Seller is entitled pursuant to the terms hereof within 15 days after receipt thereof. All prepaid Rents and charges for the period following the Closing and all cash security or other cash deposits of Tenants held by Seller shall be paid over (or credited) by Seller to Buyer at Closing. Buyer shall also provide Seller with a written report on a monthly basis setting forth the status of the billing and collection of the Rents attributable to all periods prior to Closing. Except as set forth herein, Seller shall not be entitled to collect or attempt to collect Rents from Tenants except those whose Leases or rights to possession under the Leases have been terminated and have vacated their premises.

           (b) All percentage rentals received under the Leases for the year in which the Closing Date occurs shall be apportioned between Buyer and Seller pro-rata based on the percentage of such year the Project is owned by each. All other charges to or contributions by Tenants under the Leases for the period under such Leases which includes the Closing Date, including without limitation, payments or reimbursements, whether for taxes, utilities, other operating expenses or otherwise, shall be apportioned on the basis of the ratio which the expenses actually paid by each party for such period bears to the total of all expenses with respect to such period for which such payment was made by the Tenant. Such apportionments shall be adjusted as soon as practicable after the end of the current lease year, and at such time Buyer shall furnish Seller with statements in reasonable detail showing the calculation of such apportionments, rents and payments, and any adjustments shall be allocated for the portion to which it applies. If either Seller or Buyer shall have collected more than its share of such amounts payable under any Lease pursuant to this Section, such party shall promptly remit to the other the amount of such excess. If any Tenant is entitled to refunds of any such rents or charges, such refunds shall be paid by the party hereto that received such rents or charges.

                 (c) Real property taxes and assessments and refunds for the tax year in which the Closing occurs. In the event a final tax bill is not available for such year at the Closing, the required proration shall be made on the basis of the most recent available tax bill and a further proration shall be made between the parties when the tax bill for the tax year in which the Closing occurs becomes available. If any proceeding for certiorari or other proceeding to determine the assessed value of the Project or the real property taxes payable with respect to the Project shall have been commenced prior to, and is pending as of, the Closing Date (a "Tax Protest"), Buyer and Seller shall agree upon the certiorari counsel who shall continue the prosecution of such proceeding or proceedings to completion. Buyer shall have the authority to settle or compromise any claim relating solely to the tax year in which the Closing Date occurs and the tax years thereafter and to receive and deliver to Seller any real estate tax refunds or abatements due to Seller net of costs of collection and refunds due to Tenants. Buyer shall consult with Seller with respect to settling or compromising claims relating to the tax year in which the Closing Date occurs. Seller shall have the right to be promptly informed as to the status of such proceedings. Seller shall have the authority to settle or compromise any claim relating solely to any tax year prior to the tax year in which the Closing Date occurs and to keep all amounts received on such claims, net of any refunds due to Tenants. The parties agree to cooperate with each other, and to execute any and all documents reasonably requested by the other party, in furtherance of the foregoing.

                 (d)  Fees and charges under such of the Service
Contracts as are being assigned to and assumed by Buyer at the Closing, on the basis of the periods to which such Service Contracts relate.

                 (e) Utility charges, including water, sewer, steam, electricity and gas, vault taxes and maintenance charges, if any, for sewers (other than those charges required to be paid directly to the utility companies by any Tenant under its Lease). In conjunction with such prorations, Seller will assign to Buyer all utility deposits which are assignable (and Seller shall be credited with such amounts) and notify, or cause to be notified, all utilities servicing the Project of the change in ownership and direct that all future billings be made to Buyer at the address of the Project with no interruption of service. Seller shall use its reasonable efforts to procure final meter readings for all utilities as of the Closing Date and to have bills rendered directly to Seller.

                 (f) At least three (3) business days prior to Closing, Buyer and Seller jointly shall prepare a closing statement, subject to and in accordance with the terms hereof, indicating the net amount due to either party as a result of the adjustments and prorations provided for herein. Any errors in the calculation of apportionments shall be corrected or adjusted as soon as practicable (but not more often than monthly) after the Closing Date. If it is impracticable to apportion certain items hereunder on the Closing Date, such items shall be apportioned and paid as soon as practicable thereafter. Buyer agrees to take necessary actions after Closing in a timely manner in order to make the adjustments and reprorations provided for hereunder, including, without limitation billings to Tenants and completion of Buyer's other undertakings pursuant to Subsection (b) above (other than collections) no later than April 30, 2000.

                 (g)  The provisions of this Section 5.1 shall survive
Closing.

           5.2. Closing Expenses. Except as expressly set forth in subparagraph (c) of Section 3 and in this Section 5.2, Buyer shall be responsible for all taxes, transfer taxes, documentary stamps, recording and other similar fees and costs incurred in connection with the transactions contemplated hereby including the recording of a mortgage on the Project. Buyer shall also be responsible for all premiums and expenses incurred in connection with the preparation of the Survey and the Title Report and the issuance of the Title Policy and the Lender's Title Policy. Seller shall bear and be responsible for the payment or discharge of the New York City real property transfer taxes and New York State real property transfer taxes incurred in connection with the sale of the Project ("Transfer Taxes"), if any, and any costs or expenses with respect to Transfer Taxes. Seller and Buyer shall take any and all action necessary in order to comply with the provisions of New York State and New York City law relating to the Transfer Taxes, including, without limitation, the preparation, execution and filing of any and all returns, affidavits and questionnaires, if any, required in respect of the Transfer Taxes in connection with the purchase of the Project and the payment of the Transfer Tax shown due on such returns with such returns. The parties hereby acknowledge and agree that the value of the personal property delivered in connection with the sale is de minimis. Except as otherwise provided for in this Agreement, each party shall bear its own costs and expenses.

           5.3. Adjustments. Leasing commissions, tenant allowances and similar monetary payments, if any, due in respect of leases or modifications of Leases entered into during the Contract Period in accordance with Section 6.1(b) below, or arising in connection with renewals, extensions or expansions of existing Leases that become effective during the Contract Period (except if such renewals, extensions or expansions are modifications of the terms of existing Leases not made in accordance with Section 6.1(b) below) shall be prorated over the term of the Leases in question, except that Buyer shall be solely responsible for the portion thereof attributable to the period before Closing to the extent

Seller does not receive Rent due under the applicable Lease for such period (including any "free rent" period) and to all periods after Closing. To the extent Seller has paid all or any part of such leasing commissions, tenant allowances, or other similar monetary payments for which Buyer is responsible, Buyer shall reimburse Seller for such payments at Closing and Seller shall provide Buyer to its reasonable satisfaction with evidence of such payment. All leasing commissions and tenant allowances, if any, for the current term of Leases shall be paid by Seller, regardless of when such commissions or allowances are due, and leasing commissions and tenant allowances, if any, for any renewals, extensions or expansions under any such Leases commencing after the date hereof shall be the responsibility of Buyer. This provision shall survive the Closing. [OPEN ISSUES PENDING WITH RESPECT TO BUYER'S PROPOSED RIDER 13]

     6.    Covenants.

           6.1. Covenants of Seller. Seller hereby covenants and agrees with Buyer as follows:

                 (a) At all times during the Contract Period, Seller shall operate and manage the Project in the normal and ordinary course of business and in a manner consistent in all material respects with Seller's past practices. Without limiting the generality of the foregoing, Seller shall:

                      (i) keep the Licenses and Permits (as hereinafter defined) required, if any, for the lawful operation of the Project as currently operated in full force and effect;

                      (ii)  maintain in full force and effect the
insurance policies described in Exhibit M;

                      (iii) Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Project; and

                      (iv)  Seller shall reasonably cooperate with
Buyer's attempts to obtain subordination and/or non-disturbance and attornment agreements from Tenants to the extent requested by Buyer's Lender or contemplated under the applicable Leases.

                 (b) Throughout the Contract Period, (i) Seller shall not, without Buyer's consent, modify the terms of any Leases or enter into any new leases for the Property, (ii) Seller shall not enter into any new service contracts affecting the Property, without Buyer's consent, unless such service contracts (or the applicable terms thereof affecting the Property) are terminable upon not more than thirty (30) days' notice without a termination fee or if Seller agrees to pay any fee, in which case Buyer's consent shall not be required, (iii) without Buyer's prior written consent, Seller shall not grant any consent of landlord under a Lease unless such consent is for a de minimis matter or unless Seller is advised in writing by its legal counsel that there is a material risk that the refusal to grant such consent may be found to constitute a breach of such Lease, (iv) without Buyer's prior written consent, Seller shall not undertake or approve any capital improvements or repairs except as required by emergency and except for non-capital repairs made in the ordinary course of business, (v) without Buyer's prior written consent, Seller shall not consent to any assignment or sublease in connection with any Lease unless Seller is advised in writing by its legal counsel that there is a material risk that the refusal to grant such consent may be found to constitute a breach of such Lease. In any case where Seller intends to grant its consent under a Lease or to an assignment or sublease based on such advice of Seller's legal counsel, Seller will notify Buyer in writing of such intent prior to granting such consent. Within three (3) business days of such notice, if the Due Diligence Period has expired (including any extensions thereof) and Buyer agrees in writing to indemnify, defend and hold harmless Seller from any loss, damage, claims or expenses (including attorney's fees) caused or resulting from Seller's failure to grant such consent, then Seller shall not grant such consent without Buyer's prior written consent. With respect to all matters requiring Buyer consent hereunder, if Buyer does not notify Seller in writing, within five (5) business days after Buyer's receipt of a proposed modification of Lease or new lease or service contract, that it does not consent to such proposed modification, new lease or service contract, then such proposed modification or new lease or service contract shall conclusively be deemed to have been approved by Buyer. Any new leases or service contracts entered into by Seller in accordance with the terms of this Section 6.1(b) shall be assigned by Seller and assumed by Buyer on the Closing Date.

                 (c)  Throughout the Contract Period, Seller shall not:

                      (i)   bring (or permit, to the extent within
Seller's knowledge and control, to be brought) Hazardous Materials or substances on or into the Project in violation of Environmental Laws; or

                      (ii)  remove or dispose of (or permit, to the
extent within Seller's knowledge and control, to be removed or disposed of) any Hazardous Materials or substances existing on or in the Project in violation of Environmental Laws; or

                      (iii) remove (unless the same are replaced with similar or comparable items of at least equal quality prior to Closing) any fixtures, equipment or personal property included hereunder;

                      (iv) without Buyer's prior written consent in each instance, which consent may be withheld, conditioned or delayed in Buyer's sole and absolute discretion, create any encumbrances affecting title to the Property (other than inchoate mechanic liens for labor and materials provided to the Project in the ordinary course of operations) or sell or transfer any portion of or interest in the Property. Unless and until this Agreement shall be terminated in accordance with the terms hereof, Seller shall not solicit or pursue or entertain any offers to purchase the Project, nor shall Seller enter into any negotiations with third parties with respect to a sale of the Project; or

                      (v) take any actions which would cause Seller to be in default to any material extent with respect to the obligations of Seller under the agreements set forth in paragraphs __, __ and ___ of Exhibit F.

           6.2.  Covenants of Buyer; Other Covenants.

                 (a)  Prior to the expiration of the Due Diligence
Period, Buyer shall notify Seller in writing of any Service Contract that Buyer does not desire to assume. Seller shall pay all costs associated with such termination(s). However, Seller shall assume no responsibility for the termination of any Service Contracts by the Closing Date (and Buyer shall assume Service Contracts not so terminated) unless Buyer's notice to Seller is given in sufficient time to permit Seller to give any notice of termination required under the terms of such Service Contracts. Seller shall terminate the contract for Kennedy Wilson Properties, in its capacity as property manager and leasing agent, which terminations shall be effective on the Closing Date.

                 (b) Buyer shall not unreasonably disrupt the business and operation of the Project during the conduct of its inspections, studies and tests hereunder or the rights of Tenants under their Leases.

                 (c) (i) Any Known Breach (as defined hereinafter) with respect to which Buyer fails to give written notice prior to Closing shall be deemed waived and Buyer shall have no right or claim or other remedy with respect thereto or arising therefrom pursuant to Section 32 of this Agreement or otherwise against Seller. As used herein, a "Known Breach" means any breach of or inaccuracy in any of the Seller's representations or warranties which Buyer has or had knowledge of at or prior to Closing. Buyer shall give Seller written notice of a Known Breach promptly after Buyer acquires knowledge thereof. For purposes of this subsection, Buyer shall be deemed to have knowledge of only those matters actually known by Albert Behler and Dan Lauer, provided that such persons remain responsible for reviewing on Buyer's behalf the results of the Buyer's investigation during the Due Diligence Period (and extensions thereof) and remain responsible for closing the purchase and sale contemplated hereunder, without any duty to investigate and with any imputed or constructive knowledge excluded.

                 (ii) Within five (5) business days after Seller's receipt of Buyer's written notice of a Known Breach or within five (5) business days after the expiration of the Due Diligence Period (and any extensions thereof), whichever is later, Seller shall be obligated to cure any such Known Breach, provided that if at the expiration of such 5-business day period Seller is attempting in good faith to cure such Known Breach and such Known Breach is at that point susceptible of being cured, the cure period shall be extended for a reasonable period of time (not to exceed fifteen business days after whatever the Closing Date would have been if the Closing had not been adjourned by Seller as provided herein) as may be necessary to complete such cure so long as Seller is continuing in good faith to diligently cure such breach ("Seller's Cure Period"). If the Closing Date occurs during Seller's Cure Period, Seller shall be entitled to adjourn the Closing Date until expiration of said Cure Period. Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall not be required to expend any amounts to cure a Known Breach in excess of the Damage Limitation (as defined hereinafter). As used herein, the "Damage Limitation" means (a) $1,000,000 with respect to a Known Breach, other than a wilful and intentional act taken after the date of this Agreement for which Seller is obligated under clauses (b) or
(c) below; (b) an amount equal to the net proceeds of sale which would otherwise be due Seller hereunder (but for the wilful act of Seller described herein) with respect to a monetary Known Breach which is a wilful and intentional act of Seller (but not of its agents or third-party managers) taken after the date of this Agreement, for which Buyer's damages or other remedies are of a liquidated nature that is readily ascertainable; and (c) $6,000,000 with respect to all other Known Breachs which arise out of a wilful and intentional act of Seller (but not of its agents or third party managers) taken after the date of this Agreement. Seller may use the proceeds from the sale to cure any Known Breach and shall use the proceeds of sale to cure any Known Breach described under clause (a) which is liquidated and monetary in nature and readily ascertainable and under clause (b), in each case subject to the applicable Damage Limitation. Seller shall provide Buyer with notice of whether or not it has cured a Known Breach on or prior to the expiration of the Seller's Cure Period and evidence reasonably satisfactory to Buyer of any such cure. Notice of cure as required herein may be delivered by facsimile transmission to the FAX numbers set forth in Section 14 below (and such notice shall be deemed given on the date set forth in Section 14 below).

                 (iii) If Seller does not cure a Known Breach (or does not provide the Buyer with notice of cure and reasonably satisfactory evidence thereof as provided above or does not provide Buyer with a written indemnity on terms satisfactory to Buyer against any such Known Breach) prior to the expiration of the Seller's Cure Period, Buyer shall, within three (3) business days after expiration of Seller's Cure Period, as its sole and exclusive remedy with respect to such failure, either (A) accept title to the Project subject to such Known Breach and receive at Closing a credit against the Purchase Price in the amount agreed upon by the parties or if the parties cannot agree on the amount of such credit, Buyer shall pay the Purchase Price without offset or reduction on account of such Known Breach and may receive a refund after Closing to the extent provided herein, or (B) terminate this Agreement by written notice to Seller, in which event the Deposit, together with all accrued interest thereon, shall be returned to Buyer, any documents or other information theretofore delivered to Buyer shall be returned to Seller and thereafter neither party shall have any further rights or obligations hereunder, except as provided in Sections 9(a), 13 and 26; provided that if the Known Breach is not material, then Seller's sole remedy shall be as set forth in the foregoing clause (A). If the parties cannot agree on the amount of the credit due Purchaser on account of the Known Breach, then the parties shall reasonably estimate the damages, if any, to Buyer resulting from a Known Breach (subject to the limitations provided herein), and an amount equal to such estimate shall be deposited in the escrow provided in Section 30(b) (the "Section 6.2 Deposit") and the Buyer shall be entitled to a refund after Closing in the amount of damages, if any, suffered by Buyer on account of such Known Breach which shall in any event not exceed the Section 6.2 Deposit. Subject to the foregoing, if the parties are unable to reach agreement as to resulting damages or any such estimate, each party shall estimate in good faith the amount of such damages (not to exceed the applicable limitations set forth herein) and notify the other party in writing of such estimated amount prior to the Closing. Seller shall deposit as the Section 6.2 Deposit an amount equal to Buyer's estimate (such estimate not to exceed the applicable limitations set forth herein), less out of pocket expenses reasonably substantiated by Seller as theretofore expended by Seller after the date of the relevant notice of the Known Breach but prior to Closing in bona fide attempts to cure the Known Breach. Buyer's estimate under this Section 6.2(c) shall not include any amounts included in Buyer's estimate under Section 9(b).

           (d) Prior to the Closing, Buyer shall not, with regard to any matter specifically related to the Project, communicate in any manner with any governmental authorities having jurisdiction over the Project (other than routine inquiries that would not have the effect of causing such authorities to take any action with respect to the Project) without first affording Seller a reasonable opportunity to obtain information regarding, or to attempt to resolve or otherwise deal with, such matter to Buyer's reasonable satisfaction.

     7. Representations and Warranties of Seller. Seller hereby represents and warrants to and covenants with Buyer that:

                 (a) Seller has not been served with notice of any pending litigation, nor has Seller been threatened in writing with litigation relating to the Project, for which Buyer or the Project could be liable, except as set forth on Exhibit O, if any.

                 (b) Except as disclosed in the Rent Roll or in writing to Buyer prior to Closing, no base rent has been paid more than one (1) month in advance by any Tenant.

                 (c) Except as otherwise set forth on Exhibit F attached hereto or in the so-called "Violations Search" conducted by the Title Insurer with respect to the Project, Seller has not received any written notice from any governmental agency, lender or any Tenant that the Project (or any portion thereof) is in violation (which has not heretofore been corrected or otherwise satisfied) of (1) any of the requirements of restrictive covenants or other encumbrances affecting the Project (or any portion thereof) and (2) any applicable laws, regulations, codes, orders, ordinances, rules and statutes bearing on the ownership, operation or use of the Project, including, without limitation, those relating to health, safety, building, fire, zoning, accessibility, and land use (collectively, "Applicable Laws"). There is no pending, and Seller has received no notice of any threatened, condemnation of all or any portion of the Project. No casualty has occurred with respect to the Project within the 18 months preceding the date hereof that has not heretofore been repaired or restored.

                 (d) The Rent Roll lists all of the Leases as of the date of this Agreement. There are no leases, licenses or use and occupancy agreements affecting the Project, either written or oral (other than the Leases identified on the Rent Roll or permitted under Section 6.1(b)) which will remain in effect beyond the Closing Date. Except as otherwise set forth in the Rent Roll, (i) all of the Leases are in full force and effect and none of them has been modified, amended, supplemented or extended (other than pursuant to Section 6.1(b)). Seller has delivered or made available to Buyer true, correct and complete copies of all the Leases. Except as otherwise set forth in the Rent Roll, as of the date hereof, no Tenant is in arrears in the payment of rent and Seller has not sent written notice to any Tenant claiming that such Tenant is in default, which default remains uncured, and, as of the date hereof, Seller has no knowledge of any monetary or other material default by any Tenant, other than as set forth on the Rent Roll, with respect to which Seller has not sent a notice of default. Except as otherwise disclosed to Buyer as set forth on the Rent Roll, as of the date hereof, Seller has received no notice of any claim by a Tenant against Seller or any prior landlord that has not been resolved for any security deposit or of any Tenant defense or off-sets to rent. To Seller's knowledge, Seller is not in default of any of its monetary obligations or in material default of any other obligations as landlord under any Lease. No action or proceeding instituted against Seller by any Tenant is currently pending in any court with respect to the Project.
There are no security deposits not set forth in the Rent roll that have been paid (or, with respect to letters of credit, delivered) to Seller by or on behalf of any Tenant, or with respect to any of the Leases. Seller has not received any notice from any Tenant claiming that Seller is in monetary or other material default under the Lease with such Tenant, which default remains uncured.

                 (e) Seller is a New York general partnership, duly organized and validly existing under the laws of the State of New York and has the requisite power and authority to carry on its business in the State of New York as it is now being conducted; This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms; Seller has all necessary right and power required in connection with, and has taken all necessary action to authorize and approve, the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement; Each of the persons signing this Agreement on behalf of Seller is authorized to do so.

                 (f) Seller represents that it has delivered to Buyer true and correct copies of the TIAA Loan Documents; No consent of any third party is required for the entering into this Agreement and the performance of Seller hereunder.

                 (g) Except for Service Contracts expressly assumed by Buyer and subject to Section 6.2(a), there are no service, maintenance, supply or management contracts or similar agreements affecting the Property, either written or oral, which will remain in effect beyond the Closing Date, except for contracts that can be cancelled on not more than 30 days' notice without penalty or fee except for penalty or fee which Seller agrees to pay; there are no agreements which will bind the Property (including all amendments, modifications and supplements thereto) after the Closing Date other than the Permitted Exceptions, those described on
Exhibit I annexed hereto and the other Exhibits annexed hereto (as such Exhibits may be updated on the Closing Date in accordance with the terms of this Agreement) and as otherwise disclosed hereunder; Except as set forth on Exhibit I, (i) all of the Service Contracts are in full force and effect as of the date of this Agreement, (ii) no action or proceeding instituted against Seller by any party to a Service Contract (each, a "Contract Party") is presently pending in any court and Seller has not received any notice from any Contract Party claiming that Seller is in monetary or other material default under the Service Contract with such Contract Party, which default remains uncured, (iii) Seller has paid all sums currently due and payable under the Service Contracts except for sums which are not more than 30 days' past due, and (iv) Seller has delivered to Buyer true, correct and complete copies of all Service Contracts.

                 (h) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder are not and will not violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or the United States of America or the State of New York or any political subdivision of either of the foregoing, to the extent any of the foregoing have jurisdiction over the Seller or the Project, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller or the Project is bound or affected, such that Seller's performance hereunder would be materially and adversely impacted on account of such violation.

                 (i) Seller has no employees. No employee of any other entity who works on or for the Project shall have any employment, benefit or other rights with respect to the Project after the Closing, except for employees employed by parties other than Seller under the Service
Contracts.

                 (j) Exhibit P contains a list of all permits and licenses and applications for permits (including, but not limited to, a certificate of occupancy relating to the Improvements) from governmental authorities currently maintained by Seller in connection with its ownership of the Project (collectively, the "Licenses and Permits"), all of which Licenses and Permits (i) have been issued (except as noted on Exhibit P), or duly transferred, to Seller, (ii) have been paid for in full, (iii) are in full force and effect, and (iv) and will not be revoked, invalidated, violated or otherwise adversely affected by the consummation of the transactions contemplated by this Agreement, if Buyer's use of the Property would be materially and adversely impacted on account of such revocation, invalidation or violation; To Seller's knowledge, the permits and licenses listed on Exhibit P are all of the licenses and permits which are required for the present use of the Project; Seller has delivered to Buyer true, correct and complete copies of all of the Licenses and Permits.

                 (k) Except as otherwise set forth on Exhibit Q attached hereto, Seller has paid or provided for all construction allowances, brokerage commissions, takeover obligations or similar tenant inducements required to be paid, provided or credited with respect to the current lease term of any Lease (as opposed to any renewal, extension or expansion term of any Lease); initial installations by landlord for Tenants required with respect to the current term of their respective Leases, except as set forth in Exhibit Q, have been completed in all material respects and to Seller's knowledge, Seller has performed all other work required to be performed by the landlord under the Leases up to the date of the Closing; and, except as otherwise set forth on Exhibit Q, there is no ongoing construction work in, on or about the Project. Except as set forth in the Leases or on Exhibit Q attached hereto, there are no takeback or takeover obligations under any of the Leases or which would otherwise be enforceable against the owner of the Project after the Closing. Except as set forth in the Leases or any brokerage agreements or other matters on Exhibit Q, there are no leasing commissions or tenant allowances due for renewals or extensions of any existing Leases.

                 (l) Except as set forth on Exhibit R, there are no tax reduction proceedings pending with respect to all or any portion of the Project. There are no tax abatements or exemptions in effect with respect to the Project and Seller has received no written notice of any proposed increase in the assessed value of the project or of any proposed public improvement assessments.

                 (m) Exhibit M attached hereto is a true, correct and complete list of the types and amounts of insurance coverage maintained by Seller and in force with respect to the Project; Except as otherwise set forth on Exhibit M attached hereto, Seller has not received any written notice from any of the insurers of the Improvements of any physical condition of the Improvements with respect to which such insurer has required correction or change which has not been corrected or changed.

                 (n) Except as set forth on Exhibit G attached hereto, all of the Personal Property to be transferred by Seller to Buyer has been paid for in full.

                 (o) To Seller's knowledge, attached hereto as Exhibit S is a list of all environmental reports in Seller's possession or control relating to the Project, and true and complete copies of same have heretofore been delivered by Seller to Buyer.

                 (p) Seller has received no written notice from any utility company or governmental or quasi-governmental entity of any fact or condition which could result in the discontinuation of presently available public utilities for the Project.

                 (q) Subject to the Permitted Exceptions, to Seller's knowledge, the Property is designated as a separate tax lot. The Property is not located in any conservation or historic district, is not historically certified, or subject to historic preservation rules or regulations or is designated as a landmark. To Seller's knowledge, the Property is not located in or subject to assessments imposed by a Business Improvement District.

                 (r) Seller is a "United States Person" within the meaning of Section 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

                 (s) To Seller's knowledge, the Declaration and Grant of Access Easement dated as of November 7, 1994 (recorded on November 13, 1984 in Reel 847, page 387) is unmodified and in full force and effect and no party thereto has given or received any notice alleging a monetary or other material default thereunder.

                 (t) Except as set forth on Exhibit I attached hereto, all Service Contracts are terminable upon not more than thirty (30) days' notice without penalty or fee except for fees or penalties which Seller is willing to pay.

     Except as expressly set forth above in this Section 7 or elsewhere in this Agreement, Buyer agrees to acquire the Project "As Is, Where Is" solely on the basis of its own financial, environmental and physical examinations, review and inspections; Seller hereby disclaiming all implied warranties with respect to real or personal property.

     For purposes of this Agreement, "Seller's knowledge" shall mean only the actual knowledge of Andrea Pauls Backman, Senior Vice President and Portfolio Manager of JMB Realty Corporation and Gail Spencer, on-site building manager for Seller's third party property manager for the Property, after having such persons review the representations and warranties contained herein but otherwise without having any duty to investigate and with any imputed or constructive knowledge being excluded.

     8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority to carry on its business in the State of New York as it is now being conducted; This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                 (b) The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder are not and will not violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or the United States of America or the State of New York or any political subdivision of either of the foregoing, to the extent any of the foregoing have jurisdiction over the Buyer or the Project, or any decision or ruling of any arbitrator to which Buyer is a party or by which Buyer or the Project is bound or affected, such that Buyer's performance hereunder shall be materially and adversely affected on account of such violation.

                 (c) Buyer has all necessary right and power required in connection with, and has taken all necessary action to authorize and approve, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

                 (d) No consent of any third party is required for the entering into this Agreement and the performance by Buyer hereunder.

                 (e) Each person signing this Agreement on behalf of Buyer is authorized to do so.

     9.    Title and Other Matters.

                 (a) Buyer shall have until August 23, 1999 (the "Due Diligence Period") in which to evaluate the feasibility of purchasing the Project. During the Due Diligence Period and at all times throughout the Contract Period, Seller shall, upon telephonic notice from Buyer not less (but not significantly more than) twenty-four (24) hours prior to requested entry, permit Buyer to enter the Property at all reasonable times, for the purposes of conducting, at Buyer's sole cost and expense, such inspections, studies and tests as Buyer may deem appropriate. Upon Buyer's request, Seller shall reasonably make available, at a mutually agreeable time at the Property, to the extent Seller or the property manager has in its possession or control, copies of the Property's financial books and records, leases, service and management agreements, plans and specifications, "as-built" surveys, permits, and engineering and environmental reports except that Seller shall have no obligation to make available any appraisals or documents subject to attorney-client privilege (unless such documents specifically relate to the Project's current physical condition or current operations). At least twenty-four (24) hours prior to taking any samples relating to any environmental testing at or related to the Project, Buyer shall notify Seller in writing of its intent to take such samples and Buyer shall afford Seller and its consultants an opportunity to take so-called "split samples" or duplicate samples of whatever material or substance is being sampled by Buyer. The incremental cost of any such "split samples" shall be borne by Seller. Buyer shall at all times conduct its inspections, studies and tests in a manner so as to not cause damage, loss, cost or expense to Seller or the Project, and to not cause any unreasonable interference with Tenants, and Buyer shall indemnify, defend, and hold Seller and the Project harmless from and against any such damage, loss, lien, cost or expense related to such inspections, studies and tests conducted by Buyer. Buyer shall carry, in commercially reasonable amounts, comprehensive general liability and such other insurance reasonably necessary to insure Seller, as an additional insured, and Buyer, and their respective contractors, employees and agents, from any and all loss, damage, injury or expense caused by or resulting from Buyer's inspections, studies and tests and if requested by Seller, Buyer shall provide to Seller, prior to entry to the Property, with certificates evidencing such insurance in form reasonably satisfactory to Seller. Unless Buyer obtains Seller's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall not make any intrusive physical testing (environmental, structural or otherwise) at the Project (such as soil borings or the like). In the event that Seller consents to such intrusive physical testing, Buyer shall, upon completion of its testing, return the Project to its prior condition and repair any damage caused by such testing. At Seller's sole expense, Seller shall have the right, as a condition to granting its consent hereunder, to cause a representative of Seller and/or an engineer or other consultant to be present at all inspections, reviews, examinations and testing conducted by Buyer pursuant to this Section 9(a). During the Due Diligence Period, Buyer, prior to authorizing final written reports, shall afford Seller three business days to review the then current draft of any written reports commissioned by Buyer relating to environmental, physical or financial matters affecting the Project which reports contain information materially inconsistent with any written information theretofore made available by Seller to Buyer. Nothing herein contained shall be deemed to obligate Buyer to obtain any written report or audit. Buyer shall promptly deliver to Seller, within fifteen (15) days after Buyer's receipt thereof, true and complete copies of any final written reports commissioned prior to the Closing relating to the Project, including, without limitation, any reports relating to physical or environmental inspections and any engineering or financial reports, prepared for or on behalf of Buyer by any third party. Buyer shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential; provided, however, that Buyer shall have the right to disclose such information to Buyer's attorneys, accountants and prospective financing sources (collectively, "Buyer's Contacts") who reasonably need to know such information and be informed of Buyer's determinations hereunder. If any such information is disclosed to Buyer's Contacts, such Buyer's Contacts shall, in turn, be required by Buyer in writing to keep such information confidential. This provision shall survive the Closing or the sooner termination of this Agreement.

                 (b) Buyer acknowledges that prior to the execution and delivery of this Agreement, Buyer has received a Certificate and Report of Title from NYLS and ordered the Survey. On the Closing Date, Seller shall remove, discharge or insure over any lien or encumbrance on the Project which is not a Permitted Exception (a "Title Defect"), provided, however, that Seller shall not be obligated to expend any funds or incur any obligations to remove, discharge or insure over such Title Defect(s) in excess of in the aggregate:

           (i) Three Million Dollars ($3,000,000) with respect to a monetary Title Defect of a liquidated nature that is readily ascertainable;

           (ii) One Million Dollars ($1,000,000) with respect to all other Title Defects;

unless in the case of (i) or (ii) above, the creation of the Title Defect was the result of a wilful and intentional act of Seller (but not of its agents or third-party property manager) occurring after the date of this Agreement (a "Wilful Defect") in which case

           (iii) if the Wilful Defect is of a monetary nature and the damages are liquidated and readily ascertainable, Seller shall be obligated to expend funds or incur obligations up to, but not exceeding, in the aggregate an amount equal to the net proceeds of sale which would otherwise be due Seller hereunder but for such Wilful Defect; and

           (iv) if the Wilful Defect is of any other nature, Seller shall not be obligated to expend any funds or incur any obligations in excess of in the aggregate Six Million Dollars ($6,000,000); and


Seller may use any proceeds of the sale to remove, discharge, insure over or otherwise satisfy (at Closing) any Title Defects and shall use the proceeds of sale to cure any Title Defect described under clause (i) above which is monetary in nature and readily ascertainable and under clause
(iii), in each case subject to the applicable limitation.

     Notwithstanding anything to the contrary contained in Section 6.2(c) or Section 25, if, on the Closing Date, the Title Insurer fails to deliver the Title Policy subject to no Title Defects, Buyer shall, as its sole and exclusive remedy with respect to such failure, either (i) accept title to the Project subject to such Title Defects and receive at Closing a credit against the Purchase Price in the amount agreed upon by the parties or if the parties cannot agree on the amount of such credit, Buyer shall pay the Purchase Price without offset or reduction on account of such Title Defect and may receive a refund after Closing to the extent provided herein, or
(ii) terminate this Agreement by written notice to Seller, in which event the Deposit, together with all accrued interest thereon, shall be returned to Buyer, any documents or other information theretofore delivered to Buyer shall be returned to Seller and thereafter neither party shall have any further rights or obligations hereunder, except as provided in Sections 9(a), 13 and 26. If the parties cannot agree on the amount of the credit due Purchaser on account of the Title Defect, then the parties shall reasonably estimate the damages to Buyer resulting from a Title Defect (subject to the limitations provided herein), and an amount equal to such estimate shall be deposited in the escrow provided in Section 30(b) (the "Section 9 Deposit") and the Buyer shall be entitled to a refund after Closing in the amount of damages, if any, suffered by Buyer on account of such Title Defect which shall in any event not exceed the Section 9 Deposit. Subject to the foregoing, if the parties are unable to reach agreement as to resulting damages or any such estimate, each party shall estimate in good faith the amount of such damages (not to exceed the applicable limitations set forth herein) and notify the other party in writing of such estimated amount prior to the Closing. Seller shall deposit an amount equal to Buyer's estimate (such estimate not to exceed the applicable limitations set forth herein), less out of pocket expenses reasonably substantiated by Seller as theretofore expended by Seller after the date of the relevant notice of Title Defect but prior to Closing in bona fide attempts to cure the Title Defect. Buyer's estimate under this
Section 9(b) shall not include any amounts included in Buyer's estimate under Section 6.2(c). With respect to any Title Defect (other than a Wilful Defect) as to which Seller did not have notice at least ten business days prior to the Closing Date (a "New Exception"), Seller shall be entitled to a reasonable adjournment of the Closing Date provided for herein (which adjournment period shall not exceed thirty (30) days) during which to remove or cure any such New Exception.

                 (c)  In addition to Buyer's termination rights under
Section 9(b) or elsewhere in this Agreement, Buyer shall have the right to terminate this Agreement (but only any time up to and including the last day of the Due Diligence Period) by delivering written notice of termination to Seller in the manner set forth in Section 14, except that Buyer may deliver such notice by facsimile transmission to the FAX numbers set forth hereinbelow (and such notice shall be deemed given on the date set forth in Section 14 below), provided that on the same date of such facsimile transmission Buyer shall also send such written notice as provided in Section 14. In such event, the Deposit plus all interest accrued thereon, if any, shall be returned to Buyer and neither party shall have any further rights or obligations hereunder, except as set forth under Sections 9(a), 13, 26 and 34. If Buyer fails to deliver such notice of termination on or before the last day of the Due Diligence Period, then Buyer shall be obligated to close this transaction as provided herein, subject to the other terms and conditions hereof.

                 (d) Notwithstanding anything to contrary set forth herein, by written notice (the "Extension Notice") delivered to Seller no later than the last day of the initial Due Diligence Period, Buyer shall have the right to extend the Due Diligence Period ("Extended Due Diligence Period") if a bona fide letter is attached to such Extension Notice from any of Buyer's third party consultants for physical (including, without limitation, the matter which is the subject of the Declaration and Grant of Access Easement dated as of November 7, 1994 (recorded on November 13, 1984 in Reel 847, page 387) and the "plaque" relating to accessibility attached to the loading dock wall of the Project), environmental or financial matters signed by such party which states (i) that such consultant needs additional time to conduct further inspections or investigations based on the progress or results of its investigations to date (other than with respect to financial matters) or that, with respect to financial matters (other than matters relating to market conditions), such consultant needs additional time (based on the progress or results of its review to date) to complete its review of Seller's books and records with respect to the operation of the Project for the last three full calendar years (and the current year to date) and the financial performance of the Project during such period, with no requirement that an "opinion" or similar written reports be issued by such financial consultant in connection with such review of Seller's books and records, and (ii) sets forth the categories (e.g. physical, environmental and/or financial) which require further investigation or completion (the "Categories"). Buyer warrants and represents that the consultant referred to in the foregoing clause will be promptly engaged by Buyer after the date of this Agreement and will be instructed to exercise due diligence to complete its tasks. The Extended Due Diligence Period shall expire upon that date which is thirty (30) days after the last day of the initial Due Diligence Period. If Buyer exercises its right to extend the Due Diligence Period in accordance with the terms hereof, the Extended Due Diligence Period shall for all purposes be and be deemed a part of the Due Diligence Period hereunder, provided, however, that (i) in no event shall the Closing Period be extended by reason of the Extended Due Diligence Period and (ii) Buyer's right to terminate after the expiration of initial 30 day Due Diligence Period may be exercised only if matters within the Categories are not satisfactory to Buyer in its sole discretion; all other matters being waived by Buyer as of the expiration of the initial Due Diligence Period, without limitation of any other right of Buyer to terminate or obtain credits or indemnities as expressly provided for herein. The Extension Notice shall be delivered to Seller in the manner set forth in Section 14, except that Buyer may deliver such notice by facsimile transmission to the FAX numbers set forth hereinbelow (and such notice shall be deemed given on the date set forth in Section 14 below), provided that on the same date of such facsimile transmission Buyer shall also send such written notice as provided in Section 14.

     10. Damage or Destruction. Prior to the Closing Date, the risk of loss of or damage to the Project by reason of any insured or uninsured casualty shall be borne by Seller as follows:

                 (a) In the event of any damage to or destruction of the Project or any portion thereof (notice of which shall be given to Buyer by Seller promptly following its occurrence) prior to the Closing Date, which damage or destruction is covered by insurance and can, in Seller's reasonable judgment, be repaired or replaced for a cost not to exceed $10,000,000, then Buyer shall have the option to either (i) cause Seller to commence to repair or replace such damage to or destruction of the Project or the applicable portion thereof or (ii) proceed to Closing and accept the Project as it is together with the insurance proceeds, if any, and the right to receive same, with a credit against the Purchase Price equal to the amount of the deductible under Seller's insurance policies. If the cost of such repair or replacement exceeds $10,000,000, Buyer may, at its option, by notice given within thirty (30) days after the date that the cost to repair or replace such damage is determined and the parties are notified of the same, unilaterally terminate this Agreement, in which event this Agreement shall terminate immediately, the Deposit and all accrued interest thereon shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except as set forth in Sections 9(a), 13, 26 and 34. If Buyer does not terminate this Agreement as provided in this Section 10(a), the parties shall be deemed to have elected to continue this Agreement and Seller shall assign to Buyer at the Closing any insurance proceeds payable in respect of such casualty; or

                 (b) In the event of any uninsured damage to or destruction of the Project or any portion thereof (notice of which shall be given to Buyer by Seller promptly following its occurrence) prior to the Closing Date, which damage or destruction can, in Seller's reasonable judgment based upon the written advice of engineers and/or architect, be repaired or replaced for a cost not to exceed $2,000,000, at Buyer's option, Seller shall either (i) commence to repair or replace such damage to or destruction of the Project or the applicable portion thereof or (ii) proceed to Closing, whereupon Buyer will accept the Project as it is together with a reduction of the Purchase Price in the amount of the engineer/architect's estimate of the cost to replace the damaged portion of the Project. If the cost of such repair or replacement exceeds $2,000,000, then Seller may, at its option, by notice to Buyer given within thirty (30) days after the date that the cost to repair or replace such damage is determined, unilaterally terminate this Agreement, in which event this Agreement shall terminate immediately, the Deposit and all accrued interest thereon shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except as set forth in Sections 9(a), 13, 26 and 34. If Seller does not elect to terminate this Agreement as provided in this Section 10(b), then this Agreement shall continue between Buyer and Seller and Buyer shall receive a credit, at Closing, in an amount equal to the estimated cost of such restoration as reasonably determined by an independent architect selected by Seller.

     The parties understand and agree that the provisions of this
Section 10 shall govern and supersede the provisions of Section 5-1311 of the General Obligation Law of the State of New York.

     11. Eminent Domain. In the event of any threatened in writing or commenced or consummated proceedings in eminent domain (notice of which shall be given to Buyer by Seller promptly) respecting all or substantially all of the Project, Buyer may, at its option, by notice to Seller given thirty (30) days after Buyer is notified of such actual or possible proceedings, unilaterally terminate this Agreement, in which event the Deposit together with accrued interest thereon, if any, shall be returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except as set forth in Sections 9(a), 13, 19, 26 and

34. If Buyer fails to do so, Buyer shall be deemed to have elected to continue this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award (and Seller shall pay to Buyer any such compensation and damages already received) and Buyer shall have the sole right during the Contract Period to negotiate and otherwise deal with the condemning authority in respect of such matter. The parties understand and agree that the provisions of this Section 11 shall govern and supersede the provisions of Section 5-1311 of the General Obligation Law of the State of New York.

     12.   Conditions to Closing.

           12.1. Buyer's Conditions. Buyer's obligation to purchase the Project and pay the Purchase Price is expressly conditioned upon the following (unless waived by Buyer), and absent satisfaction of same at the Closing Date Buyer may unilaterally and forthwith terminate this Agreement, in which event neither party shall have any further obligations hereunder except as provided in Sections 9(a), 13, 26 and 34:

                 (a) (1) Seller's representations and warranties set forth herein shall be true and correct in all material respects as of the Closing Date, as if restated on the Closing Date, except to the extent such representations and warranties expressly are made herein only as of the date of this Agreement and except for a Known Breach as to which Buyer has not terminated this Agreement under Section 6.2(c); and (2) there shall be no material breach of a covenant, undertaking and/or agreement of Seller to be performed hereunder except for a breach resulting in a Title Defect as to which Buyer has not terminated this Agreement pursuant to Section 9(b).

                 (b) All deliveries required to be made by Seller pursuant to Section 4.2 hereof shall have been made.

           12.2. Seller's Conditions. Seller's obligation to sell the Project is expressly conditioned upon the following (unless waived by Seller) and, absent satisfaction of same at the Closing Date, Seller may unilaterally and forthwith terminate this Agreement:

                 (a) Buyer's representations and warranties set forth herein shall be true and correct in all material respects at the Closing Date as restated on the Closing Date;

                 (b) Buyer shall be ready, willing and able to deliver, and has delivered subject to the terms hereof, the Purchase Price at the Closing.

                 (c) All deliveries required to be made by Buyer pursuant to Section 4.2 hereof shall have been made.

     13. Brokerage. Each party represents and warrants to the other that it has not engaged nor employed any broker or finder in connection with the transactions contemplated by this Agreement, except for the HIGroup, LLC (the "Broker"). Seller shall be responsible for the payment of any fees, commissions and/or costs payable to Broker in accordance with a separate agreement between Seller and Broker. Subject to the foregoing, each party hereby indemnifies and agrees to defend and hold the other and its affiliates and the principals, officers and directors of each thereof harmless from and against any loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys' fees and expenses) arising out of or in connection with the incorrectness of such representation and warranty. This provision shall survive the Closing.

     14. Notices. All notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally or sent by either registered or certified mail, return receipt requested, postage prepaid or Federal Express or another nationally recognized air courier service, addressed as follows:

           TO SELLER:

           Progress Partners
           c/o JMB Realty Corporation
           900 North Michigan, Suite 1900
           Chicago, Illinois 60611
           Attention: Andrea Pauls Backman
           Phone: 312-915-2367
           Fax:  312-915-2502

           and

           Progress Partners
           c/o JMB Realty Corporation
           900 North Michigan, Suite 1900
           Chicago, Illinois 60611
           Attention: General Counsel
           Phone: 312-440-4800
           Fax:  312-915-2310

           with a copy to:

           Neal, Gerber & Eisenberg
           Two North LaSalle Street
           Chicago, Illinois 60602
           Attention: David R. Schenk, Esq.
           Phone: 312-269-8000
           Fax: 312-269-1747

           and a copy to:

           HIGroup, LLC
           55 W. Monroe Street
           Suite 3200 West
           Chicago, IL  60603
           Attention: Douglas Cameron

           TO BUYER:

           Paramount Group, Inc.
           1633 Broadway, Suite 1801
           New York, New York  10019
           Attention:  Albert P. Behler
           Phone: 212-237-3110
           Fax:  212- 974-6435

           with a copy to:

           Willkie Farr & Gallagher
           787 Seventh Avenue
           New York, New York 10019
           Attention:  Eugene A. Pinover, Esq.
           Phone 212-728-8000
           Fax:  212-728-8111

or such other address as such party shall have specified most recently by like Notice. Notices mailed as provided herein shall be deemed given on the earlier of receipt or the third New York City business day following the date so mailed. Notices permitted to be sent by facsimile as provided for herein shall be deemed given upon the earlier of the date received or the date sent (except that if such date is not a business day then it shall be the first business day occurring thereafter), provided that the party sending the fax obtains a confirmation of receipt made simultaneously with the transmission by a reliable facsimile machine in good working order, except that if the party attempting to send the fax is unable to do so through no fault of such party's facsimile machine, and after making diligent effort to notify the other party by telephone of such effort and to reasonably cooperate in correcting any transmission problems, then such notice may be delivered by a reputable overnight courier in which case it shall be deemed given on the date entrusted with such courier (except that if such date is not a business day then it shall be the first business day occurring thereafter).

     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

     16. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict-of-law rules.

     17. Jurisdiction. Legal proceedings commenced by Seller or Buyer arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in the Federal courts, or in the absence of Federal jurisdiction in state courts, in the City of New York, New York. Seller and Buyer irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. Seller and Buyer irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such courts and further irrevocably waive any claim that any such suit, action or proceeding brought in any such courts has been brought in an inconvenient forum. Seller hereby appoints CT Corporation, which currently maintains an office at___________________, as its agent to receive service of process or other legal summons for purposes of any action hereunder. Buyer hereby appoints Wilkie, Farr & Gallagher, which currently maintains an office at 787 Seventh Avenue, New York, New York, as its agent to receive service of process or other legal summons for purposes of any action hereunder.

     18. Entire Agreement. This Agreement (including the Exhibits and Schedules attached here) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. This provision shall survive the Closing.

     19. Non-Waiver of Rights. No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

     20. Titles and Headings. Titles and headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     21. Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     22. Pronouns; Joint and Several Liability. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular of plural, as the identity of the parties may require. If the Buyer consists of two or more parties, the liability of such parties shall be joint and several.

     23. Further Assurances. Seller and Buyer each agrees to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

     24. Assignment. Buyer may not, without Seller's prior written consent, assign this Agreement or any interest hereunder to any person or entity except an Affiliate, as defined below; provided, that any such Affiliate shall expressly assume, in writing, the covenants, undertakings, warranties, representations and all other obligations of Buyer under this Agreement, whether before or after Closing and Buyer shall not be released from any of its obligations hereunder. As used herein, "Affiliate" means
(i) Werner Otto and/or his direct descendants, (ii) trusts for the benefit of any person(s) described in clause (i), and (iii) entities which one or more of the persons or entities described in clauses (i) and (ii) control. As used herein, "descendants" shall include legally adopted persons; and "control" shall mean the ability to direct the management and operation of the entity and the ability of another party to approve major decisions shall not be deemed a lack of control. Notwithstanding the foregoing, at Closing, Buyer may designate another person or entity (the "Designated Grantee") to take title to the Project, provided that in consideration thereof, such person or entity shall deliver at Closing a guaranty in form reasonably satisfactory to Seller pursuant to which the Designated Grantee shall unconditionally and irrevocably and in favor of the Seller (a) guarantee the performance by the Buyer of the covenants and agreements of, and the truth and accuracy of the representations and warranties made by, the Buyer in the Agreement and in all related closing documents, and adopt such covenants, agreements, representations and warranties as though they had been made by the Designated Grantee directly and (b) agree to indemnify, defend and hold harmless the Seller from and against any claims, damages, costs, expenses (including reasonable attorneys' fees and expenses, including expert witnesses and consultants, if any), liability or losses suffered as a result of any inaccuracy or breach of the representations and warranties, or breach of any covenant or agreement, made by the Buyer in the Agreement or in any related closing document. The Designated Grantee shall agree that the Seller may enforce the foregoing guaranty and indemnification obligation against it without first making demand or taking action against the Buyer and such guaranty shall be construed as a guaranty of performance or payment, not as a guaranty of collection. The Designated Grantee shall not be deemed an assignee of Buyer's rights under the Agreement and Buyer shall not be released from any of its obligations hereunder. The Designated Grantee shall not be a party to the escrow agreement established pursuant to Section 30(b).

     25.   Remedies Upon Default.

                 (a) Should Buyer fail to purchase the Project in accordance with the terms hereof (a "Buyer Default"), then Seller may on written notice to Buyer terminate this Agreement and retain the Deposit as liquidated damages to Seller for such breach by Buyer as Seller's sole and exclusive remedy. Seller and Buyer agree that a determination of actual damages under these circumstances is not reasonably possible and that the aforesaid sum is a reasonable amount for liquidated damages under the circumstances existing at the time this Agreement is executed and delivered.

                 (b) Should Seller fail to sell the Project to Buyer in accordance with the terms hereof, then Buyer may, as its sole and exclusive remedy (subject to Sections 6.2(c) and 9(b)), (1) by written notice to Seller, terminate this Agreement and receive the return of the Deposit with all interest accrued thereon, if any, and neither party shall have any further rights or obligations hereunder, except as set forth under Sections 9(a), 13, 26 and 29 or (2) no later than 30 days after what the Closing Date would have been if Seller had not defaulted hereunder, sue for specific performance.

     26.   Confidentiality.

                 (a) Buyer agrees that they shall treat and hold as confidential all information relating to the Project received from or on behalf of Seller. Buyer agrees that Buyer will keep all such information confidential, and will (a) not disclose or permit the disclosure of any such information to any person or entity unless such member has a bona fide business purpose in connection with the transaction contemplated hereby;
(b) not use or permit the use of such information for any purpose other than evaluating the transaction contemplated hereby or enforcing rights and remedies in connection with this Agreement; and (c) be responsible for any disclosure or use in violation of the terms hereof by Buyer or any person or entity which obtains, directly or indirectly, any such information from Buyer.

                 (b) If this Agreement is terminated and the Closing does not occur for any reason, then upon such termination and upon the return of the Deposit to Buyer, Buyer shall deliver to Seller any documents and materials related to the Project previously delivered to Buyer by Seller. Buyer hereby acknowledges and agrees that the terms of the confidentiality agreement signed by Buyer (the "Confidentiality Agreement") are hereby incorporated into this Agreement by reference in their entirety as if fully set forth herein and Buyer hereby re-affirms Buyer's obligation to abide by and comply with the terms of the Confidentiality Agreement.

                 (c) At no time shall either Seller or Buyer issue any press release disclosing this Agreement or any of the terms, provisions or other information contained herein, unless mutually agreed to between Seller and Buyer.

     27. Survival of Representations and Warranties. All representations and warranties of Seller shall survive until September 15, 2000 (the "Warranty Period").

     28. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR THE OTHER AGREEMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE OTHER AGREEMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

     29. Recordation of Agreement. Neither Seller nor Buyer may record this Agreement or any memorandum thereof. The provisions of this
Section 29 shall survive the termination of this Agreement.

     30.   Limitation of Liability.

                 (a) Notwithstanding anything to the contrary herein, if the Closing hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), except for and to the extent of Seller's obligations under Section 6.2(c) or Section 9(b) with respect to a Known Breach or Title Defect, respectively, that expressly survives Closing (subject to the limitations provided therein), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations of Seller under this Agreement (or any document executed or delivered in connection herewith or in connection with the Closing)(collectively, "Seller's Obligations") shall not exceed Five Million Dollars ($5,000,000) (the "Maximum Amount"), provided that the Seller shall not be liable for a breach of any of Seller's Obligations unless and until the aggregate amount of damages suffered by Buyer as a result of a breach of one of more of Seller's Obligations exceeds $125,000 (the "Basket") and thereafter only for the excess over such Basket, such excess not to exceed the Maximum Amount.

                 (b) At Closing, Seller, Buyer and Escrow Agent shall enter into a mutually satisfactory escrow agreement pursuant to which Seller shall deposit $5,000,000 (the "Post-Closing Deposit") with Escrow Agent and may deposit additional funds pursuant to Section 6.2 (c) hereof (and defined therein as the Section 6.2 Deposit) or Section 9(b) hereof (and defined therein as the Section 9 Deposit). The Post-Closing Deposit and the Section 6.2 Deposit, if any, and the Section 9 Deposit, if any, are sometimes herein collectively called the "Closing Deposits"). The Closing Deposits shall be invested solely in short-term United States Treasury securities or other insured, low-risk, short-term securities mutually agreed upon. Interest accruing on such Closing Deposits shall be promptly released from the escrow and paid monthly to Seller. Buyer acknowledges that Seller may assign its rights to the Closing Deposits to its partners. Escrow Agent shall hold the Closing Deposits in an interest-bearing account. In connection therewith:

                      (i)   The Post-Closing Deposit shall be released
(i) to Seller upon the expiration of the Warranty Period, in the event and to the extent that the Post-Closing Deposit exceeds the amount of claims having been asserted in writing by Buyer against Seller post-closing under
Section 30(a) hereof less the Basket ("Post-Closing Claims") prior to the expiration of the Warranty Period, and (ii) to Buyer, with respect to Post-Closing Claims asserted in writing prior to the expiration of the Warranty Period, an amount (not to exceed the Post-Closing Deposit) as agreed upon by Seller and Buyer or to which Buyer is entitled pursuant to the arbitration provided for herein, with any balance to Seller.

                      (ii) The Section 6.2 Deposit shall be released as agreed upon by Seller and Buyer or pursuant to the arbitration provided for herein.

                      (iii) The Section 9 Deposit shall be released as agreed upon by Seller and Buyer or pursuant to the arbitration provided for herein.

                 (c) Except as specifically set forth hereafter, no constituent partner in or agent of Seller, nor any partner, member, trustee, director, officer, employee, beneficiary, shareholder, participant, representative, advisor or agent of any entity that is or becomes a constituent partner in Seller (hereafter, "Indirect Entities") shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller ( or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute.

                 (d) The provisions of this Section 30 shall survive the Closing.

     31. Tax Free Exchange. Notwithstanding anything to the contrary set forth herein, Buyer may take such steps as Buyer shall deem necessary or desirable to qualify the purchase of the Real Property under Section 1031 of the Internal Revenue Code of 1986, as amended (a "1031 Transaction"), including the use of, and/or assignment of this Agreement to, one or more "qualified intermediaries" within the meaning of Treas. Regs. ' 1.1031(k)-l(g)(4), or the use of any other multiparty arrangement described in Treas. Regs. ' 1.1031(k)-l(g). Seller shall use reasonable efforts to cooperate (which cooperation shall be at Buyer's sole cost and expense) in so affecting a 1031 Transaction, if so desired by Buyer, provided that such structuring shall not adversely affect Seller's rights or obligations hereunder. In providing such assistance, Seller shall execute such documents as may be reasonably required by Buyer to effectuate such exchange ("Exchange Documents") and otherwise comply with the provisions of this Article 31, provided that the 1031 Transaction and the Exchange Documents shall not (a) require Seller to execute any contract, make any commitment, or incur any obligations, contingent or otherwise, to third parties, (b) cause Seller to be liable or potentially liable for any environmental conditions affecting property, (c) delay the Closing, (d) include Seller's acquiring title to any property or otherwise becoming involved in a transaction with a third party, and (e) otherwise be contrary to or inconsistent with the terms of this Agreement. Any Exchange Document that Buyer shall request Seller to execute shall be prepared and submitted to Seller at least seven (7) business days prior to the date that Seller's execution thereof is requested. Seller shall execute any such Exchange Document only if it conforms in all respects to the provisions of this Agreement relating to an Exchange Document. In no event shall Seller be required, by reason of the 1031 Transaction, the execution of any Exchange Document or otherwise, to make any payment or assume or incur any liability, obligation, cost or expense which would be in addition to any obligation expressly assumed by Seller under this Agreement if the Property were transferred directly to Buyer. Neither the 1031 Transaction nor any Exchange Document shall subject either Seller, its respective partners or the heirs, successors and assigns thereof, to any personal liability or obligations. Seller shall have no obligation to transfer the Property pursuant to an Exchange Document until all conditions to the transfer of the Property set forth in this Agreement (including, without limitation, payment of the Purchase Price to Seller and assumption of all liabilities by Buyer) have been satisfied. Buyer acknowledges that Seller is agreeing to cooperate with respect to the 1031 Transaction and enter into Exchange Documents solely as an accommodation to Buyer and that it is not intended that Seller will incur any costs or liabilities with respect to the 1031 Transaction in carrying out its obligations pursuant to this Agreement, other than those which would have been incurred if the Property had been transferred directly to Buyer. Accordingly, Buyer hereby agrees to indemnify, defend and hold Seller, its respective partners and the heirs, successors and assigns thereof, harmless from, against and in respect of, and shall on demand reimburse Seller, its respective partners and the heirs, successors and assigns thereof for, any and all loss, liability, damage or expense, including but not limited to attorneys fees and costs of litigation, arising out of or in any way connected with the 1031 Transaction or any Exchange Document which would not have been incurred if the Property had been transferred directly to Buyer. Buyer shall be responsible for any and all professional fees (including, but not limited to, attorneys' fees and costs of disputes) incurred by Seller in reviewing the Exchange Documents or otherwise pursuant to this Section 31.

     32. Indemnity by Seller. Seller shall indemnify, defend, and hold Buyer harmless from and against any and all loss, cost, expense (including reasonable attorneys' fees and disbursements), damage or liability arising out of, directly or indirectly, (a) claims of whatever nature (including, without limitation, bodily injury, wrongful death, or property damage) against Buyer or the Project based on causes of action which arose, accrued or relate to facts occurring prior to the Closing, not caused by Buyer, its agents, contractors and other representatives (b) claims by tenants, employees, contractors under the Service Contracts, utility companies, and the holder of any mortgage on the Project (or any portion thereof), with respect to matters that occurred or obligations which accrued prior to the Closing, and (c) claims resulting from Seller's failure to comply with any applicable provisions of the New York Bulk Sales Act. The provisions of this Section 32 shall survive the Closing.

     33. Indemnity by Buyer. Buyer shall indemnify, defend, and hold Seller harmless from and against any and all loss, cost, expense (including reasonable attorneys' fees and disbursements), damage or liability arising out of, directly or indirectly, (a) claims of whatever nature (including, without limitation, bodily injury, wrongful death, or property damage) against Seller or the Project based on causes of action which arose, accrued or relate to facts occurring after the Closing not caused by Seller, its agents, contractors and other representatives, (b) claims by tenants, employees, contractors under the Service Contracts, utility companies, and the holder of any mortgage on the Project (or any portion thereof), with respect to matters that occurred or obligations which accrued after the Closing, and (c) claims resulting from Buyer's failure to comply with any applicable union contracts affecting the Project after the Closing, provided Seller shall be and remain responsible for compliance with any such union contracts for all periods prior to the Closing Date. The provisions of this Section 33 shall survive the Closing.

     34. Attorneys' Fees. Should either party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     35.   Arbitration.

                 (a) All disputes arising from or related to Section 6.2(c), Section 9(b) or Section 30 (including Post-Closing Claims) shall be finally determined by arbitration conducted in the City and County of New York, before and, except as herein provided, in accordance with the Expedited Procedures and Arbitration Rules for the Real Estate Industry then adopted by the American Arbitration Association ("AAA") or any successor body of similar function, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Seller and Buyer shall sign all documents and do all other things necessary to submit any such matter to arbitration and agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. The arbitrators shall have no power to vary or modify any of the provisions of this Agreement; their jurisdiction is limited accordingly. Each arbitrator appointed pursuant to the terms hereof shall have at least ten (10) years experience in commercial real estate.

                 (b) The provisions of this Subsection (b) shall apply to all disputes arising from or related to the Post-Closing Deposit and Post-Closing Claims. Within five (5) days following written demand for arbitration by either party served upon the other (which may, at the initiating party's option, be simultaneously filed with AAA or at any time thereafter), each party shall appoint a person as arbitrator on its behalf and give notice thereof to the other party. The arbitrators thus appointed shall make their determinations as provided herein. The arbitrators shall state their determinations in writing within twenty (20) days of their appointment and simultaneously give notice thereof to each other and to Buyer and Seller. Such two (2) arbitrators shall have ten (10) days after the expiration of the foregoing 20-day period to confer with the other and to attempt to reach agreement as to a final determination. If such two (2) arbitrators shall concur as to the determination, such concurrence shall be final and binding upon Buyer and Seller and judgment upon the award may be entered in any court having jurisdiction. If such two (2) arbitrators shall fail to concur, then such two (2) arbitrators shall appoint a third arbitrator within five (5) days of the expiration of the foregoing 10-day period. If the two (2) arbitrators shall fail to agree upon the appointment of such third arbitrator within such 5-day period, then the AAA shall appoint such third arbitrator. The third arbitrator shall conduct such hearings and investigations as he/she may deem appropriate and shall, within thirty (30) days after the date of his/her appointment choose one
(1) of the determinations (as the same may be modified or amended at any time prior the appointment of the third arbitration or thereafter upon leave of the third arbitrator) of the two (2) arbitrators originally selected by the parties, and that choice by the third arbitrator shall be binding upon Buyer and Seller and judgment upon the award may be entered in any court having jurisdiction. Each party shall pay its own counsel fees and expenses, including the expenses and fees of any arbitrator selected by it in accordance with the provisions hereof, and the parties shall share all other expenses and fees of any such arbitration. If a party who shall have the right pursuant to the foregoing to appoint an arbitrator fails or neglects to do so within the stated time period, then and in such event, the AAA shall appoint such arbitrator.

                 (c) The provisions of this subsection (c) shall apply to disputes arising under or related to Section 6.2(c) or Section 9(b). Within ten (10) days after Closing, the parties shall either agree upon a single arbitrator or, absent such agreement within such time, the AAA shall appoint such single arbitrator. Such arbitrator shall conduct such hearings and investigations as he/she may deem appropriate and shall, within ten (10) business days after the date of his/her appointment, choose either Seller's or Buyer's original estimate which was used in determining the Closing Deposits made pursuant to Section 6.2(c) or Section 9(b), and that choice shall be binding upon Buyer and Seller and shall determine the amounts, if any, to be paid to Buyer from the applicable Closing Deposits. After payments of such amounts to the Buyer, the balance shall be promptly paid to Seller.

     36. Buyer's Financing. Until such time as the Closing Deposits have been released from the escrow provided for herein, Buyer shall not voluntarily encumber or permit liens or mortgages against the Project in an aggregate amount exceeding One Hundred Thirty Nine Million Dollars ($139,000,000).

     IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.



SELLER:                                BUYER:

PROGRESS PARTNERS, a New York          PARAMOUNT GROUP, INC.
general partnership                    a Delaware Corporation

By:  900 3RD AVENUE ASSOCIATES,
     a General Partner                 By:
                                             Name:
                                             Title:
By:  Carlyle Real Estate Limited
     Partnership - XIV, a General Partner

     By:   JMB Realty Corporation,
           the Corporate General Partner

           By:
                 Name:
                 Title:

By:  Carlyle Real Estate Limited
     Partnership - XV, a General Partner

     By:   JMB Realty Corporation,
           the Corporate General Partner

           By:
                 Name:
                 Title: